Exhibit 23.8

2009.12.08
5th Floor, Block 57, No. 461 Hongcao Road
Xuhui District
Shanghai 200233
People’s Republic of China
Attention: Min (Jenny) Zhang
Dear Ms. Zhang,
We hereby consent to the references to our name and the quotation by China Lodging Group, Limited in its Registration Statement (as may be amended or supplemented) on Form F-1 submitted, to be submitted or to be filed with the U.S. Securities and Exchange Commission (the “Registration Statement”), of research data and information prepared by us, and in roadshow and other promotional materials in connection with the proposed offering. We also hereby consent to the filing of this letter as an exhibit to the Registration Statement.